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                EXHIBIT 12.  RATIO OF EARNINGS TO FIXED CHARGES

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
(in thousands of dollars)
                                                     For the Three
                                                      Months ended                      For the years ended June 30,
                                                   September 30, 2000        2000           1999           1998           1997
                                                   ------------------      --------       --------       --------       --------
Pretax income from continuing operations           $           37,107      $177,055       $197,719       $231,138       $171,941
Distribution of earnings from
unconsolidated affiliates                                           -         4,220            840            602          1,509
Fixed charges                                                  15,121        57,907         57,744         64,881         65,827
                                                   ------------------      --------       --------       --------       --------

Earnings                                           $           52,228      $239,182       $256,303       $296,621       $239,277


Interest                                           $           14,829      $ 56,869       $ 56,837       $ 63,974       $ 64,886
Amortization of premiums and other                                292         1,038            907            907            941
                                                   ------------------      --------       --------       --------       --------

Fixed Charges                                      $           15,121      $ 57,907       $ 57,744       $ 64,881       $ 65,827


Ratio of Earnings to Fixed Charges                               3.45          4.13           4.44           4.57           3.63
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